UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 29, 2005

Timeline Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Washington	1-13524	31-1590734
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1700 7th Avenue, Suite 2100, Seattle, Washington		98101
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(206) 357-8422

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On December 29, 2005, Timeline, Inc. and WorkWise Software Inc., its wholly-owned subsidiary, entered into a Patent License Agreement and Release with Sage Software, Inc. Under the Agreement, Sage paid to Timeline $800,000 in a one-time lump sum payment and received a world-wide nonexclusive license for Timeline's and WorkWise's portfolio of U.S. and international patents. Under certain limited conditions, Sage also received the right to sublicense the licensed patents and assign the license agreement.

Under the terms of the agreement, Sage and entities under its common control will be covered under the license on a worldwide basis for products they manufacture or otherwise provide. Additionally, Timeline agreed not to enforce injunctions it may obtain against customers and end users of third-party products that infringe Timeline's patents, if those products are sold by Sage for use in combination with Sage products that are covered by the patent license. However, Timeline reserved the right to pursue damages and injunctions against the manufacturers, resellers or other providers of any such infringing third-party products. Sage will honor on a prospective basis any injunctions Timeline may obtain against other parties with respect to third-party products that infringe Timeline's patents.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Timeline Inc.

January 5, 2006	By:	/s/ Charles R. Osenbaugh

Name: Charles R. Osenbaugh
Title: Chief Executive Officer